UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of Earliest Event Reported):
June 9, 2017

Commission file number: 001-35653

SUNOCO LP
(Exact name of registrant as specified in its charter)

Delaware	30-0740483
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
8020 Park Lane, Suite 200 Dallas, TX 75231 (Address of principal executive offices, including zip codes)

Registrant’s telephone number, including area code: (832) 234-3600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Directors; Compensatory Arrangements of Certain Officers.

On June 9, 2017, Sunoco GP LLC (the “Company”), the general partner of Sunoco LP (the “Partnership”), announced that Robert Bradley Williams, Executive Vice President, Operations - West, has accepted a Senior Vice President position with 7-Eleven, Inc. (“7-Eleven”) effective upon the closing of the Partnership’s previously announced divestment of approximately 1,110 company-operated retail fuel outlets in 19 geographic regions, together with ancillary businesses and related assets, including the Laredo Taco Company (the “Retail Divestment”) pursuant to the Asset Purchase Agreement, dated April 6, 2017, by and among the Partnership, various Partnership subsidiaries and 7-Eleven and its wholly owned subsidiary, SEI Fuel Services, Inc.
In connection with Mr. Williams’ planned departure to 7-Eleven, the Partnership entered into a Retention Agreement (the “Agreement”) with Mr. Williams to retain Mr. Williams through the closing of the Retail Divestment and to ensure a smooth transition of the retail operations and the implementation of a post-closing relationship between the Partnership and 7-Eleven. The Agreement provides for the following:

•
Provided that Mr. Williams remains employed by the Company until the completion of the Retail Divestiture and then subsequently terminates his employment (the “Initial Retention Period”), the acceleration and vesting of 15,000 restricted phantom units previously granted under the Sunoco LP 2012 Long-Term Incentive Plan (the “SUN LTIP”) and the acceleration and vesting of 2,400 restricted units previously granted under the Amended and Restated Energy Transfer Partners L.P. Long Term Incentive Plan (the “ETP LTIP”), as soon as practicable after the expiration of the Initial Retention Period; provided, further, that if the Initial Retention Period ends prior to December 5, 2017, the acceleration and vesting of 14,310 restricted phantom units previously granted under the SUN LTIP and otherwise scheduled to vest on December 5, 2017;

•
Provided that Mr. Williams remains employed by 7-Eleven for a period of six months from his initial date of employment with 7-Eleven (the “7-Eleven Retention Period”), a waiver of forfeiture and the acceleration and vesting of 10,000 restricted phantom units previously granted under the SUN LTIP as soon as practicable after the expiration of the 7-Eleven Retention Period;

•
Provided that Mr. Williams satisfies the Initial Retention Period, a payment of his 2017 annual cash bonus under the Energy Transfer Partners, L.L.C. Annual Bonus Plan in a lump sum gross amount equal to $263,466.40, less all required government payroll deductions and withholdings, which is an amount equal to Mr. Williams’ 2017 targeted bonus amount; provided, further, that if the Initial Retention Period is satisfied after January 1, 2018, Mr. Williams shall be entitled to a pro-rated cash bonus amount, at target, for the portion of the 2018 calendar year then completed; and

•
In exchange for the payment and benefits described above and reflected in the Agreement, Mr. Williams, upon termination of his employment with the Company in connection with commencing employment with 7-Eleven, will enter into a Separation Agreement and Full release of Claims (the “Separation Agreement”). The Separation Agreement will contain, among other things:

◦
A standard release of claims in favor of the Company, its parent entities, specifically including Energy Transfer Equity, L.P., and their respective past and present subsidiaries, affiliates, partners, directors, officers, owners, shareholders, employees, benefit plans, benefit plan fiduciaries, predecessors, joint employers, successor employers and agents;

◦	A mutual non-disparagement clause; and

◦	A confirmation and acknowledgement by Mr. Williams of his obligations with respect to proprietary and confidential information of the Company and the Partnership.

The Retail Divestment remains subject to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions. The Partnership continues to expect the Retail Divestment to close prior to or during the fourth quarter of 2017.

The foregoing summary of the Agreement in this report does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Exhibit Description
10.1	Retention Agreement dated June 9, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOCO LP
	By:	Sunoco GP LLC, its general partner
Date: June 9, 2017	By:	/s/ Arnold D. Dodderer
Arnold D. Dodderer
General Counsel and Assistant Secretary